Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Announces Fourth Quarter and Fiscal Year 2024 Financial Results

Full-Year Net Revenue of $14.2 Million and Fourth-Quarter Net Revenue of $3.9 Million

SOUTH ORANGE, NJ, March 6, 2025 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced financial results for the fourth quarter and fiscal year ended December 31, 2024.

Financial Highlights

Fourth Quarter Ended December 31, 2024.

●	Net revenue was $3.9 million, compared to $3.3 million in the fourth quarter of 2023, up 19%
●	Net income was $349,000, compared to a net loss of ($654,000) during the same period in 2023
●	Adjusted EBITDA was $466,000, compared to ($51,000) in the fourth quarter of 2023

Year-End 2024

●	Net revenue remained steady at $14.2 million for the years ended December 31, 2024, and 2023.
●	Net income was $74,000, compared with a net loss of ($1.6 million) in 2023.
●	Adjusted EBITDA was $533,000, compared with ($76,000) in 2023

“Nephros finished 2024 strong despite annual revenue results approximately flat to 2023. Throughout the year we consistently showed growth as our core programmatic revenue steadily increased. In contrast, we had a significant decline in our emergency response business over the first half of the year. Historically, Nephros has experienced double-digit percentages of our total revenue as a result of our emergency business, yet in Q1 and Q2, those values declined to single digits. We were able to overcome this headwind in the second half of 2024, particularly with 19% year-over-year growth in total sales in the fourth quarter,” said Robert Banks, President and Chief Executive Officer. “Nephros has always had a strong product offering and been able to demonstrate significant customer value within a diverse range of applications. I am excited to share that we are continuing to expand both our product lineup and range of customer market sectors into areas such as office space and transportation-related entities.”

Mr. Banks continued, “With regard to our portfolio of products, most notable was the launch of our 20” HydraGuard Ultrafilter which is a new product ideal for applications with higher volumes of water than we typically support. Sterile processing, laboratories, and manufacturing are just a few of the broader industries for which we believe we are now well-positioned to advance. Concerning sterile processing (i.e., the sterilization of medical instruments), the late-2023 release of the ANSI/AAMI ST108 standard, stipulates strict guidelines for the water quality used throughout the operation. We believe the new HydraGuard, which has the tightest control of bacteria and endotoxins on the market, has the potential to serve as a key asset for sterile processing compliance, while supporting improved patient safety.

“While 2024 did not meet our revenue expectations, we achieved profitability for the first time in Q3, thanks to a fantastic job controlling costs and keeping our spend in line with our revenue. Of additional note, we added nearly 600 new customer sites, which combined to almost $2 million in sales, and represented more than 13% of our annual revenue,” said Mr. Banks. “We believe that we continue to be well-placed for growth as we cultivate steady expansion into new and existing markets. I am very proud of our entire team as they persist in their dedication and hard work, driving us ever closer to large-scale success!”

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Financial Performance for the Fourth Quarter and Year Ended December 31, 2024

Net revenue for the years ended December 31, 2024, and 2023 was $14.2 million, respectively. Net revenue for the fourth quarter of 2024 was $3.9 million, compared with $3.3 million in the fourth quarter of 2023, an increase of 19%. Our core programmatic revenue grew 9% for the year, despite a decline in the emergency response business, with our fourth quarter of 2024 showing double-digit growth in programmatic revenue year-over-year. The increase in programmatic sales reflects the development of our newer sales personnel hired in 2023 and a number of new customer accounts added throughout the year.

Cost of goods sold for the year ended December 31, 2024 was $5.4 million, compared with $5.8 million in 2023, a decrease of 7%. Cost of goods sold for the fourth quarter of 2024 was $1.4 million, compared with $1.2 million in the fourth quarter of 2023, an increase of 13%.

Gross margin for the year ended December 31, 2024, was 62%, compared with 59% in 2023. Gross margin for the fourth quarter of 2024 was 64%, compared with 62% in the fourth quarter of 2023. The increase in gross margin reflects primarily more favorable terms with our largest supplier.

Selling, general and administrative expenses for the year ended December 31, 2024 were $7.7 million, compared with $8.9 million in 2023, a decrease of 14% due to a decline in bonuses, commissions and stock compensation. Selling, general and administrative expenses for the fourth quarter of 2024 were approximately $1.9 million, compared with $2.4 million in 2023, a decrease of 22% due to a decline in bonuses, commissions and professional fees.

Research and development expenses for the years ended December 31, 2024 and 2023 were $0.9 million, respectively. Research and development expenses for the fourth quarter of 2024 were $0.3 million, compared with $0.2 million in the fourth quarter of 2023, an increase of 21% due to higher headcount.

Depreciation and amortization expenses for the year ended December 31, 2024 were approximately $135,000, compared with approximately $214,000 in 2023, a decrease of 37%. Depreciation and amortization expenses for the fourth quarter of 2024 were approximately $34,000, compared with approximately $51,000 in the fourth quarter of 2023, a decrease of 33%.

Net income for the year ended December 31, 2024 was $0.1 million, compared with a net loss of ($1.6 million) in 2023, an improvement of 105%. Net income for the fourth quarter of 2024 was $0.3 million, compared with a net loss of ($0.7 million) during the same period in 2023. 2024 benefitted from the improvement in gross margins and decline in operating expenses. We are extremely pleased to show our first quarterly and annual net income in the Company’s history.

Adjusted EBITDA for the year ended December 31, 2024 was $0.5 million, compared with ($0.1 million) in 2023. Adjusted EBITDA for the fourth quarter 2024 was approximately $0.5 million, compared with approximately ($0.1 million) in the fourth quarter of 2023.

As of December 31, 2024, Nephros had cash and cash equivalents of approximately $3.8 million, compared to $4.3 million as of December 31, 2023, and remains debt free.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA is calculated by taking net income (loss) calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation, amortization, non-cash inventory write-offs, and non-cash compensation. The following tables present a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for the fourth quarter and year to date of the 2024 and 2023 fiscal years:

(unaudited)

2024	Three Month Period Ended				Annual
	3/31/2024	6/30/2024	9/30/2024	12/31/2024	Totals
	(in $ thousands)
Net (loss) income	(169)	(289)	183	349	74

Adjustments:
Depreciation of property and equipment	11	11	12	12	46
Amortization of other assets	23	24	21	23	91
Interest expense	1	-	-	-	1
Interest income	(25)	(21)	(20)	(28)	(94)
Non-cash stock-based compensation	(9)	35	65	62	153
Non-cash inventory impairments	73	107	34	48	262

Adjusted EBITDA Income (loss)	(95)	(133)	295	466	533

(unaudited)

2023	Three Month Period Ended				Annual
	3/31/2023	6/30/2023	9/30/2023	12/31/2023	Totals
	(in $ thousands)
Net loss	(306)	(433)	(182)	(654)	(1,575)

Adjustments:
Depreciation of property and equipment	10	10	9	10	39
Amortization of other assets	44	44	46	41	175
Interest expense	1	-	-	1	2
Interest income	(12)	(13)	(11)	(28)	(64)
Non-cash stock-based compensation	319	194	149	390	1,052
Non-cash inventory impairments	91	15	-	189	295

Adjusted EBITDA Income (loss)	147	(183)	11	(51)	(76)

Nephros believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to Nephros’ financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’ financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. To compensate for these limitations, management presents Adjusted EBITDA in connection with net income loss, the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA to net income loss and not to rely on any single financial measure to evaluate the business.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Conference Call Today at 4:30pm Eastern Time

Nephros will host a conference call today at 4:30pm ET, during which management will discuss Nephros’ financial results and provide a general business overview.

Participants may dial into the call as follows:

Domestic access: 1 (844) 808-7106

International access: 1 (412) 317-5285

Upon joining, please ask to be joined into the Nephros conference call.

An audio archive of the call will be available shortly after the call on the Nephros Investor Relations page.

Alternatively, a replay of the call may be accessed until March 13th, 2025 at 1 (877) 344-7529 or 1 (412) 317-0088 for international callers and entering replay access code: 1414130.

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected revenue and cash flows for the quarter and year ended December 31, 2024, expected future revenue growth and the timing of such growth, the effect of new regulations on future revenue growth, the expected competitive advantages and anticipated impact of new product offerings, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including Nephros’ ability to further develop its sales organization and realize increased revenues, the extent to which financial results based on emergency response sales can be outside Nephros’ control, inflationary factors and other economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, which is expected to be filed on or before March 31, 2025. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this release, and Nephros does not undertake any responsibility to update any forward-looking statements that it makes, except as may be required by law.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Robert Banks, CEO

Nephros, Inc.

(201) 343-5202 x110

robert.banks@nephros.com

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$3,760	$4,307
Accounts receivable, net	1,781	1,496
Inventory	2,615	2,470
Prepaid expenses and other current assets	142	132
Total current assets	8,298	8,405
Property and equipment, net	161	152
Lease right-use-of assets	1,377	1,807
Intangible assets, net	349	381
Goodwill	759	759
License and supply agreement, net	216	271
Other assets	50	86
TOTAL ASSETS	$11,210	$11,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	649	873
Accrued expenses	565	794
Current portion of lease liabilities	348	446
Total current liabilities	1,562	2,113
Equipment financing, net of current portion	-	-
Lease liabilities, net of current portion	1,063	1,390
TOTAL LIABILITIES	2,625	3,503

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2024 and 2023; no shares issued and outstanding at December 31, 2024 and 2023	-	-
Common stock, $.001 par value; 40,000,000 shares authorized at December 31, 2024 and 2023; 10,544,691 and 10,543,675 shares issued and outstanding at December 31, 2024 and 2023, respectively	11	10
Additional paid-in capital	152,906	152,754
Accumulated deficit	(144,332)	(144,406)
TOTAL STOCKHOLDERS’ EQUITY	8,585	8,358
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,210	$11,861

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net revenue:
Product revenues	$3,849	$3,198	$14,035	$14,110
Royalty and other revenues	21	56	127	128
Total net revenues	3,870	3,254	14,162	14,238
Cost of goods sold	1,395	1,233	5,439	5,833
Gross margin	2,475	2,021	8,723	8,405
Operating expenses:
Selling, general and administrative	1,872	2,411	7,676	8,911
Research and development	252	208	906	873
Depreciation and amortization	34	51	135	214
Total operating expenses	2,158	2,670	8,717	9,998
Operating income (loss)	317	(649)	6	(1,593)
Other (expense) income:
Interest expense	-	(1)	(1)	(2)
Interest income	28	28	94	64
Other (expense) net	19	(32)	(10)	(44)
Total other expense:	47	(5)	83	18
Income (loss) before income taxes	364	(654)	89	(1,575)
Income tax expense	(15)	-	(15)	-
Net income (loss)	$349	$(654)	$74	$(1,575)

Net income (loss) per common share, basic	$0.03	$(0.06)	$0.01	$(0.15)
Net income (loss) per common share, diluted	$0.03	$(0.06)	$0.01	$(0.15)

Weighted average common shares outstanding, basic	10,544,353	10,486,286	10,525,197	10,386,018
Weighted average common shares outstanding, diluted	10,555,990	10,486,286	10,609,642	10,386,018

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